Exhibit 99.(4)(a)

MUTUAL OF AMERICA LIFE INSURANCE COMPANY
320 PARK AVENUE NEW YORK NY 10022-6839 • 212 224 1600
(hereafter called the “Company”)

TAX-DEFERRED
GROUP ANNUITY CONTRACT

Between

MUTUAL OF AMERICA LIFE INSURANCE COMPANY

(hereafter called the “Company”)

And

(hereafter called the “Contract Holder”)

CONTRACT NO:

EFFECTIVE DATE:

DATE OF ISSUE:

The Company agrees to pay the benefits provided under this Contract.

This Contract is issued in consideration of the application attached hereto and made a part hereof and of the payment to the Company of the remittances due hereunder.

This Contract is executed by the Company at its office in New York on the Date of Issue and shall take effect as of the Effective Date. The provisions on the following pages form a part hereof.

/s/ Thoms J. Moran
Chairman, President & Chief Executive Officer

/s/ Kevin Brady
Vice President

ASSETS HELD IN CONNECTION WITH THIS CONTRACT MAY BE HELD IN THE COMPANY’S GENERAL ACCOUNT AND/OR IN THE COMPANY’S SEPARATE ACCOUNT THAT THE COMPANY MAINTAINS IN CONNECTION WITH THIS CONTRACT AND CERTAIN OTHER CONTRACTS. THE ASSETS OF THE SEPARATE ACCOUNT ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNTS AND SHALL INCREASE OR DECREASE IN VALUE IN ACCORDANCE WITH THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT AS DESCRIBED HEREIN.

Individual Allocation Group Annuity Contract

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Table of Contents

DEFINITIONS		5
1.1	Account Balance	5
1.2	Charges	5
1.3	Code	5
1.4	Contract	5
1.5	Contract Year	5
1.6	Current Rate of Interest	5
1.7	Eligible Employee	5
1.8	Employer	6
1.9	ERISA	6
1.10	Guaranteed Rate of Interest	6
1.11	Investment Accounts	6
1.12	Investment Funds	6
1.13	Participant	6
1.14	Plan	6
1.15	Separate Account	6
1.16	Underlying Investment Company(ies)	6
1.17	Valid Transaction Date	6
REMITTANCES		7
2.l	Eligibility	7
2.2	Contributions And Remittances	7
2.3	Corrective Distributions	7
2.4	Transfers	8
2.5	Grace Period	8
ACCOUNTS		9
3.1	Accounts	9
3.2	General Account	9
3.3	Separate Account	9
3.4	Withdrawals From The Investment Accounts	10
3.5	Postponement Of Payments	11
3.6	Vesting	11
BENEFITS		12
4.1	Annuity Commencement Date	12
4.2	Form Of Annuity Benefit	12
4.3	Specified Payments Option	13
4.4	Applications To Provide Annuity Benefit	13
4.5	Return Of Participant’s Account Balance	13
4.6	Distribution And Benefit Payment Restrictions	14
4.7	Required Distributions	15
4.8	Death Benefit	17
4.9	Small Benefit Payments	17
4.10	Beneficiary	17
4.11	Company’s Liability	18
4.12	Guarantees	18
4.13	Loans to Participants	18
4.14	Applicable Requirements	20
DISCONTINUANCE		21
5.1	By The Contract Holder	21
5.2	By The Company	21
5.3	Effects Of Discontinuance	21
5.4	Termination	21
GENERAL PROVISIONS		22
6.1	Contract	22
6.2	Information Reports And Determinations	22
6.3	Adjustment On Account Of Misstatements	22
6.4	Divisible Surplus	23
6.5	Certificates	23
6.6	Place Of Performance	23
6.7	Non-Assignment Of Contract And Non-Alienation Of Benefits	23

6.8	Evidence Of Survival	23
6.9	Adjustments To Current Rate And Expense Charges	23
6.10	Non-Waiver	23
6.11	Receipt Of Notice	24
6.12	Separability Of Provisions	24
6.13	Payment Of Benefits	24
6.14	Required Reports	24
6.15	Conformity with Federal or State Statutes	24
TABLE OF RATES		25
TABLE OF GUARANTEED VALUES		26
CONTRACT SPECIFICATIONS		31

Section 1

DEFINITIONS

The following terms as used herein shall have the meaning defined unless a different meaning is plainly required by the context. Words of the masculine gender as used herein shall include the feminine, and words in the singular form as used herein shall be construed as though they were also used in the plural form in all cases where they would so apply and vice versa.

1.1                  Account Balance

The aggregate of the amounts in the Investment Accounts that the Company determines is attributable at any time to a Participant covered under this Contract.

1.2                  Charges

The charges applicable under this Contract shall be equal to the amounts defined in the following Paragraphs (1), (2) and (3):

(1)                   Administrative Charges

(a)                     The Company will deduct an amount declared from time to time by the Company which will not exceed a maximum of 2% annually of the net assets in each Investment Fund.

(b)                    The Company will deduct an additional monthly contract charge, deducted from time to time by the Company, not to exceed $2.50 or 1/12 of 1% of each Participant’s total account balance, whichever is less, for administrative expenses for each Participant.

(2)                   Mortality Risk Charge

A charge for assuming the mortality risks associated with this Contract, calculated on the basis of an annual rate of up to 0.35% of the net assets in each Investment Fund.

(3)                   Expense Risk Charge

A charge for assuming the expense risks associated with this Contract, calculated on the basis of an annual rate of up to 0.15% of the net assets in each Investment Fund.

1.3                  Code

The Internal Revenue Code of 1986, as amended.

1.4                  Contract

This group annuity contract as set forth herein, and hereafter amended, together with the Application therefor, which shall be attached to a copy of this Contract and made a part hereof.

1.5                  Contract Year

The twelve consecutive month period beginning each January 1.

1.6                  Current Rate of Interest

The effective annual rate of interest as declared from time to time by the Company for the class of group annuity contracts to which this Contract belongs and credited daily on the funds held under this Contract in the Interest Accumulation Account. The Current Rate of Interest shall at all times be at least equal to the Guaranteed Rate of Interest defined in Section 1.10.

1.7                  Eligible Employee

Any employee of the Employer who is eligible to participate in a Code Section 403(b) tax-deferred annuity arrangement except that the Employer may designate certain employees who are excluded from eligibility. The Employer may only designate as excluded employees for eligibility those employees who are permitted to be excluded according to Code Section 403(b)(12)(A)(ii) and regulations or other official guidance issued thereunder, including Internal Revenue Service Notice 89-23 so long as that Notice is effective. If any employee in a classification which is permitted to be excluded under that Code

Section is permitted to be eligible, then all employees in that same classification must be permitted to be eligible. The Employer may make such designation limiting the Eligible Employees in any document, administrative or personnel policy, procedure, rule or manual, employee communication, announcement, handbook, plan description, booklet or summary.

1.8                  Employer

The organization defined as the Contract Holder on the cover page of this Contract.

1.9                  ERISA

The Employee Retirement Income Security Act of 1974, as amended.

1.10           Guaranteed Rate of Interest

A daily rate of interest which is based on an effective annual rate of 3%.

1.11           Investment Accounts

Accounts maintained under this Contract through which each Participant may allocate amounts to the Investment Funds and the General Account of the Company.

1.12           Investment Funds

Subaccounts of the Separate Account to which funds held in the Investment Accounts may be allocated.

1.13           Participant

Any employee or former employee of the Employer who becomes enrolled under this Contract pursuant to Section 2.1.

1.14           Plan

If the Code Section 403(b) tax-deferred annuity is subject to ERISA, then “plan” means the tax-deferred annuity arrangement as set forth in the plan document adopted by the Employer which document may incorporate the Contract by reference.

1.15           Separate Account

The separate account of the Company specified in the Contract Specifications.

1.16           Underlying Investment Company(ies)

A management investment company registered under the Investment Company Act of 1940 that has at least one fund or portfolio in which the Separate Account invests.

1.17           Valid Transaction Date

The Valuation Day, described in Section 3.3, on which all of the requirements for the completion of a transaction have been met. This includes receipt by the Company of all information, remittances, notices and papers necessary to process a transaction.

Section 2

REMITTANCES

2.1                  Eligibility

Any Eligible Employee of the Employer shall be eligible to become a Participant under this Contract as of the Effective Date or as of the beginning of any payroll cycle thereafter. Any such Eligible Employee shall become a Participant under and be enrolled in this Contract by completing a salary reduction agreement satisfactory to the Employer and making application for enrollment on a form prescribed by or acceptable to the Company.

2.2                  Contributions And Remittances

Eligible Employees may request the Employer to reduce their compensation from the Employer in return for contributions to be made by the Employer to the Contract for the Eligible Employee in an amount equal to the reduction in compensation. The Eligible Employee must complete a salary reduction agreement request in a form acceptable to the Employer. The salary reduction agreement must specify an amount or percentage of compensation to be reduced and shall only apply to compensation earned after the agreement is executed. The Employer shall not be required to agree to the salary reduction request or to remit contributions for an Eligible Employee for any Contract Year if the amount specified by the Eligible Employee would be $200 or less for the year. However, if the Employer agrees to accept such requests and remit contributions for any Eligible Employee for any year for amounts less than that minimum, then there will be no minimum contribution amount for any Eligible Employee for that year and for any subsequent year.

Except as otherwise provided, contributions to the Contract may only be made pursuant to a salary reduction agreement and to the extent they are excludable from the gross income of the Eligible Employee within the limits of Code Sections 403(b) and 402(g). No amounts in excess of the maximum exclusion except that contributions required or permitted with respect to qualified military service in accordance with Code Section 414(u) and transfers not includable in gross income pursuant to applicable provisions of the Code may be contributed. The Company is not responsible for assuring that contributions to the Contract on behalf of any Participant for any taxable year do not exceed amounts permitted to be contributed under the Code. However, to the extent that the Company’s records indicate that contributions to the Contract for any taxable year received on behalf of a Participant pursuant to a salary reduction agreement exceed the applicable limit of Code Section 402(g), the Company shall distribute any excess in accordance with Code Section 402(g).

The Employer shall remit to the Company the amounts to be contributed for Participants according to the salary reduction agreements and this Section 2.2. Such amounts should be remitted within seven (7) days of the Employer’s payroll date for a Participant’s pay period for which a salary reduction agreement is in effect, but in no event later than thirty (30) days after such date. If the Employer’s tax-deferred annuity arrangement is a Plan which is subject to ERISA, then notwithstanding the prior sentence, the Employer shall remit contributions no later than the date required according to applicable U.S. Department of Labor regulations governing remittance of participant contributions.

2.3                  Corrective Distributions

If any amount remitted under the Contract for a Participant for any calendar year exceeds the dollar limitation of Code Section 402(g), then upon receipt of written notice to the Company of such excess remittance and request for a corrective distribution, the Company shall make such corrective distribution according to Code Section 402(g) and IRS regulations issued under that Section to the Participant. The Company shall not be responsible for determination of the amount of any such excess or required corrective distribution, nor for making such corrective distribution sooner than 30 days after receipt of written notice from an Employer at the Company’s home office of the need for a corrective distribution and sufficient details necessary to make the distribution. The Company shall be fully protected in relying on information provided to it with respect to such corrective distributions.

A “corrective distribution” for purposes of this Section 2.3 shall mean the amount of any Salary Reduction Contribution for a calendar year in excess of the limits of Code Section 402(g) and any earnings attributable to such amount.

If the Employer’s tax-deferred annuity arrangement is a Plan which is subject to ERISA, then the Employer may direct that corrective distributions be made. If the Employer’s tax-deferred annuity arrangement is not a Plan which is subject to ERISA, then the Participant is solely responsible for determining whether a corrective distribution is necessary and requesting such corrective distribution be made.

2.4                  Transfers

The Contract Holder may, as of a date to be agreed upon between the Contract Holder and the Company, remit to the Company in a single sum on behalf of any Participant an amount that arises from a transfer of funds held with respect to the Participant under any tax-deferred annuity contract maintained under Section 403(b) of the Internal Revenue Code, or from any custodial account maintained under Section 403(b)(7) of the Internal Revenue Code. However, no amounts contributed to or earned under a custodial account may be transferred to this Contract except Salary Reduction Amounts (as defined in Section 4.6).

2.5                  Grace Period

For purposes of the rights and obligations of the Contract Holder and the Company under the Contract, including discontinuance according to Section 5, a grace period of 31 days from the due date of any remittance, except the first, shall be granted for the payment of such remittance. However, such grace period shall not relieve or affect the obligations of the Employer under applicable law including with respect to remittance of participant contributions.

Section 3

ACCOUNTS

3.1                  Accounts

The Company shall maintain the Investment Accounts under this Contract as listed in the Contract Specifications.

Each Participant shall designate in a manner satisfactory to the Company (with the right to change such designation from time to time) the percentage of the amounts remitted on his behalf under this Contract that is to be allocated to each Investment Account. Such percentage may be any multiple of 1% up to 100%.

3.2                  General Account

All amounts allocated to the Interest Accumulation Account shall become part of the Company’s General Account.

The amount in the Interest Accumulation Account at any time shall be equal to the sum of all amounts that have been allocated to such Investment Account less the sum of all amounts that have been withdrawn from such Investment Account.

Interest, at the Current Rate of Interest defined in Section 1.6, shall be allocated to the Interest Accumulation Account on such dates as the Company shall determine but not less frequently than once in a calendar month.

Any allocation to or any withdrawal from the Interest Accumulation Account pursuant to the provisions of this Contract shall be made in a manner that, at the time of such allocation or withdrawal, is consistent with the Company’s general practices for the class of group annuity contracts to which this Contract belongs.

3.3                  Separate Account

All amounts allocated to the Investment Funds shall become part of the Separate Account.

The Separate Account is a separate account established under the laws of the State of New York into which a portion of the Company’s assets in connection with this Contract and certain other contracts have been allocated. The Separate Account consists of Investment Funds that invest in corresponding funds or portfolios of Underlying Investment Companies.

The Company reserves the right, subject to compliance with applicable laws and regulations governing separate account operations, to:

(a)                    at any time add new Investment Funds or modify existing Investments Funds in the Separate Account and to have the Separate Account invest in other investment companies;

(b)                   remove Investment Funds from the Separate Account or combine any two or more Investment Funds;

(c)                    create additional separate accounts or combine any two or more separate accounts, including the Separate Account;

(d)                   transfer assets determined by the Company to be attributable to the class of contracts to which this Contract belongs from the Separate Account to another separate account of the Company;

(e)                    cause the registration or deregistration of any of the Company’s separate accounts, including the Separate Account, under the Investment Company Act of 1940 and, if registered, the deregistration of units in connection with the Contract under the Securities Act of 1933; and

(f)                      operate the Separate Account or any of the Investment Funds in any other form the law allows, including a form that allows the Company to select investments.

All income, and all gains and losses, from assets allocated to an Investment Fund shall be credited to or charged against that Investment Fund without regard to the other income, gains or losses of the Company.

The Valuation Period for each Investment Fund starts at the close of business on the New York Stock Exchange for each Valuation Day and ends at the close of business on the next Valuation Day. A Valuation Day for each Investment Fund of the Separate Account is each day on which the New York Stock Exchange is open for business, other than the Friday following Thanksgiving and, during any particular year, any national or local holiday that the Company is closed.

For each Valuation Period, the Company shall charge against each Investment Fund an amount not greater than the product of:

(a)                    the charges defined in Paragraphs (1)(a), (2) and (3) of Section 1.2, all expressed as a daily rate, multiplied by the number of days from the end of the preceding Valuation Period to the end of the current Valuation Period, and

(b)                   the value of the assets in that Investment Fund at the end of the immediately preceding Valuation Period.

Each Investment Fund is maintained in Accumulation Units. The number of Accumulation Units in an Investment Fund as of the end of any Valuation Period is determined by adjusting the number of Accumulation Units in that Investment Fund as of the end of the preceding Valuation Period by adding or deducting Accumulation Units with respect to amounts, if any, allocated to or withdrawn from that Investment Fund during the current Valuation Period. The number of Accumulation Units to be so added or deducted is the number obtained by dividing the amounts so allocated or withdrawn by the Accumulation Unit Value for the current Valuation Period.

The Accumulation Unit Value for each Investment Fund was (or will be) established by the Company when the first investment was (or is) made in that Investment Fund. For any current Valuation Period, the Accumulation Unit Value for any Investment Fund is the amount obtained by multiplying the Accumulation Unit Value applicable to that Investment Fund for the immediately preceding Valuation Period by the Accumulation Unit Change Factor for that Investment Fund for the current Valuation Period.

The Accumulation Unit Change Factor for any Investment Fund for any Valuation Period is the factor determined as:

(a)                    the ratio of (i) the asset value of that Investment Fund at the end of the current Valuation Period, before any amounts are allocated to or withdrawn from that Investment Fund during that Valuation Period, to (ii) the asset value of that Investment Fund at the end of the preceding Valuation Period, after all allocations and withdrawals were made during that Valuation Period, divided by

(b)                   1.00 plus the charges defined in Paragraphs (1)(a), (2) and (3) of Section 1.2 for the number of days from the end of the preceding Valuation Period to the end of the current Valuation Period.

The asset value of each Investment Fund means the total value of the shares owned in the corresponding fund of the Underlying Investment Company.

The assets of each of the Investment Funds shall be the exclusive property of the Company, and neither the Contract Holder nor any other person shall have any proprietary interest in such assets. Nothing herein contained shall be construed as constituting the Company as trustee for the benefit of the Contract Holder or any other person referred to in this Contract.

On any day when an amount is allocated to or withdrawn from any Investment Account that is associated with a specified Investment Fund, said Investment Account shall be credited or charged, as the case may be, with a number of Accumulation Units determined by dividing the amount so allocated or withdrawn by the Accumulation Unit Value for such Investment Fund for the Valuation Period which includes that day. The number of Accumulation Units in said Investment Account on any day shall be equal to (a) the sum of any such units that have been credited to that Investment Account minus (b) the sum of any such units that have been charged against that Investment Account. The amount in said Investment Account on any day shall be equal to the product of (i) the number of Accumulation Units in that Investment Account on that day, and (ii) the Accumulation Unit Value for such Investment Fund for the Valuation Period which includes that day.

3.4                  Withdrawals From The Investment Accounts

As of the date on which an annuity benefit is provided for a Participant pursuant to Section 4.4, the Company shall withdraw from the Investment Accounts the amount that then represents the Participant’s Account Balance, and, upon such withdrawal, shall, as provided in said Section 4.4, apply the amount so withdrawn to provide the annuity benefit for the Participant.

As of the date on which a payment is to be made to a Participant pursuant to Section 4.5, the Company shall withdraw from the Investment Accounts, in such proportion as the Participant shall determine, the amount of such payment, and, upon such withdrawal, shall, as provided in said Section 4.5, pay the amount so withdrawn to the Participant.

As of the date on which a payment is made to a Participant pursuant to Section 4.6, the Company shall withdraw from the Investment Accounts, in such proportion as the Participant shall determine, the amount of such payment, and, upon such withdrawal, shall, as provided in said Section 4.6, pay the amount so withdrawn to the Participant.

As of each date on which a payment is made to a Participant pursuant to Section 4.3, the Company shall withdraw from the Investment Accounts, in such proportion as the Participant shall determine, the amount of such payment, and, upon such withdrawal, shall, as provided in said Section 4.3, pay the amount so withdrawn to the Participant.

As of the date on which a corrective distribution is made to a Participant pursuant to Section 2.2 or 2.3, the Company shall withdraw from the Investment Accounts, in such proportion as the Participant shall determine, the amount of such payment, and, upon such withdrawal, shall, as provided in said Section 2.2 or 2.3, pay the amount so withdrawn to the Participant. However, if the tax-deferred annuity arrangement of the Employer is subject to ERISA, then such corrective distribution must be made at the request or direction of the Plan Administrator except as otherwise provided in Section 2.2.

As of the date on which a payment is provided to the Participant’s beneficiary pursuant to Section 4.8, the Company shall withdraw from the Investment Accounts the amount that then represents the Participant’s Account Balance, and, upon such withdrawal, shall pay the amount so withdrawn in a single sum to the Participant’s beneficiary unless, in accordance with said Section 4.8, the beneficiary elects an alternative form of payment, in which case the Company shall dispose of the amount so withdrawn in the manner specified by the beneficiary in such election.

A Participant may request, in a manner satisfactory to the Company, that the portion of his Account Balance that is held in one Investment Account maintained under this Contract be transferred, in whole or in part, to one or more of the other Investment Accounts maintained under this Contract. If such request is made, the Company shall, as of the later of (a) the date specified in the Participant’s request and (b) the date of receipt of such request by the Company, withdraw from the Investment Account specified in the request, and allocate to the other Investment Account or Accounts, as specified in the request, the amount specified in the request.

As of the last business day of each calendar month, the Company shall withdraw from the Investment Accounts the amount of the charge defined in Paragraph (1)(b) of Section 1.2 that is due under this Contract for that calendar month as a deduction from each Participant’s Account Balance.

3.5                  Postponement Of Payments

The Company reserves the right to defer the withdrawal and payment of any amount to be withdrawn from the Interest Accumulation Account pursuant to the second or third paragraph of Section 3.4, and to defer the withdrawal and transfer of any amount to be withdrawn from such Account pursuant to the seventh paragraph of Section 3.4, for a period of not more than six months following the Participant’s request for such payment or transfer.

The Company shall pay any amount withdrawn from any of the Separate Account Investment Accounts, pursuant to the second, third, fourth, fifth or sixth paragraph of Section 3.4, and shall transfer any amount withdrawn from any such Account pursuant to the seventh paragraph of Section 3.4, within seven days after the date of withdrawal. The Company reserves the right, however, to defer such payment or transfer beyond seven days if:

(a)                    the New York Stock Exchange is closed for other than usual weekends or holidays or trading on that Exchange is restricted as determined by the Securities and Exchange Commission;

(b)                   the Securities and Exchange Commission by order permits postponement for the protection of Participants; or

(c)                    an emergency exists, as determined by the Securities and Exchange Commission, as a result of which disposal of securities is not reasonably practicable or it is not reasonably practicable to determine the value of each of the Funds of the Investment Company in which the Separate Account is invested.

3.6                  Vesting

A Participant shall at all times have a nonforfeitable right to 100% of the Participant’s Account Balance.

Section 4

BENEFITS

4.1                  Annuity Commencement Date

A Participant’s Annuity Commencement Date shall be the date on which an annuity benefit becomes payable to the Participant under this Contract. A Participant may elect an Annuity Commencement Date on or after his fifty-fifth birthday, but such election shall be subject to Section 4.6 and, if the Employer’s tax-deferred annuity arrangement is subject to ERISA, any Plan provisions.

4.2                  Form Of Annuity Benefit

The annuity forms available under this Contract are those described below. Unlike the Specified Payments Option described in Section 4.3, once payments have commenced under one of the payment forms described in this Section 4.2, the Participant or designated beneficiary electing this payment form may not: (i) request a change in the form or amount of payment; or (ii) cancel or change the payment form chosen.

(a)                    Joint and Survivor 10 Years Certain and Continuous Annuity

The Joint and Survivor 10 Years Certain and Continuous Annuity form provides for monthly payments in an amount actuarially equivalent, when computed on the basis of mortality and interest assumptions determined by the Company, of the value of the Participant’s Account Balance as of his Annuity Commencement Date, continuing to the first day of the month in which the death of the survivor of the Participant and his joint annuitant occurs or the end of the certain period of 120 months, whichever is later. If the Participant’s death occurs before the death of his joint annuitant, payments of an amount equal to 66-2/3% of the monthly payment to the Participant shall be continued to the joint annuitant. If both the Participant and his joint annuitant die before the end of the certain period, payments of an amount equal to the monthly payment paid immediately before the death of the survivor of the Participant and his joint annuitant shall be continued to the end of such period to the beneficiary designated to receive such payments in accordance with Section 4.10. If this form of annuity is elected by a Participant, the joint annuitant shall be the person named by the Participant at the time he makes such election. If the joint annuitant should die before the Participant’s Annuity Commencement Date, the election of this form of annuity shall automatically be canceled.

(b)                    Joint and Survivor Life Annuity

The Joint and Survivor Life Annuity form provides for monthly payments in an amount actuarially equivalent, when computed on the basis of mortality and interest assumptions determined by the Company, of the value of the Participant’s Account Balance as of his Annuity Commencement Date, continuing to the first day of the month in which the death of the survivor of the Participant and his joint annuitant occurs. If the Participant’s death occurs before the death of his joint annuitant, payments of an amount equal to 66-2/3% of the monthly payment to the Participant shall be continued to the joint annuitant. If this form of annuity is elected by a Participant, the joint annuitant shall be the person named by the Participant at the time he makes such election. If the joint annuitant should die before the Participant’s Annuity Commencement Date, the election of this form of annuity shall automatically be canceled.

(c)                    Life Annuity

The Life Annuity form provides for monthly payments to the Participant continuing to the first day of the month in which the Participant’s death occurs.

(d)                    10 Years Certain and Continuous Annuity

The 10 Years Certain and Continuous Annuity form provides for monthly payments continuing to the first day of the month in which the Participant’s death occurs or the end of the certain period of 120 months, whichever is later. If the Participant dies before the end of the certain period, payments in the same amount shall be continued to the end of such period to the beneficiary designated to receive such payments in accordance with Section 4.10.

(e)                    15 Years Certain and Continuous Annuity

The 15 Years Certain and Continuous Annuity form provides for monthly payments continuing to the first day of the month in which the Participant’s death occurs or the end of the certain period of 180 months, whichever is later. If the Participant dies before the end of the certain period, payments in the same amount shall be continued to the end of such period to the beneficiary designated to receive such payments in accordance with Section 4.10.

(f)                      Full Cash Refund Annuity

The Full Cash Refund Annuity form provides for monthly payments to the Participant continuing to the first day of the month in which his death occurs. Upon his death, the beneficiary designated to receive payments in accordance with Section 4.10 shall be entitled to receive, in cash, the excess, if any, of the Participant’s Account Balance as of his Annuity Commencement Date over the aggregate amount of payments made to the Participant.

4.3                  Specified Payments Option

If the Participant or designated beneficiary elects a Specified Payments Option as described in this Section 4.3, then the Participant’s Account Balance held under this Contract will continue to be maintained in the Investment Accounts until withdrawn.

Under a Specified Payments Option, payments of a specified amount are payable each month. The Participant may elect for monthly payments to be made to the Participant at any time before the Annuity Commencement Date and on or after (a) in the case of a Participant whose employment terminates after age 55, the date on which the Participant terminates employment with the Employer, and (b) age 59 1/2, in the case of any other Participant. The designated beneficiary may elect to receive monthly payments upon the Participant’s death before the Annuity Commencement Date. The amount of each monthly payment will be the greater of: (a) $100; or (b) the amount specified in the form electing this option.

Payment of the specified amount will begin on the later of: (a) the date designated in the election form; or (b) the date the Company receives the election form. The amount of the specified payment will be deducted from the Investment Accounts designated in the election form. The value of the designated Investment Accounts will be reduced each month by the amount of the specified payment. In the case of payments being made to a Participant under this option, payments will continue until the earliest of: (a) the date of the Participant’s death; (b) the date of receipt by the Company of the Participant’s request to cease monthly payments under this option; (c) the date on which withdrawals can no longer be made from the Investment Accounts pursuant to the fourth paragraph of Section 3.4 in the proportion determined by the Participant; (d) the depletion of the Participant’s Account Balance; and (e) the Participant’s Annuity Commencement Date.  In the case of payments being made to a designated beneficiary under this option, payments will continue until the earliest of: (a) the date of the designated beneficiary’s death; (b) the date of receipt by the Company of the designated beneficiary’s request to cease monthly payments under this option; (c) the date on which withdrawals can no longer be made from the Investment Accounts pursuant to the fourth paragraph of Section 3.4 in the proportion determined by the designated beneficiary; (d) the depletion of the payee’s Account Balance; and (e) the expiration of a period not extending beyond the life expectancy of the designated beneficiary. If payments to the designated beneficiary cease under this option pursuant to (a), any amount then remaining in the Investment Accounts will be paid to the designated beneficiary’s estate. If payments to the designated beneficiary cease under this option pursuant to (b) or (c), any amount then remaining in the Investment Accounts will be paid to the designated beneficiary: (i) in a single sum; or (ii) in a form of payment offered by the Company at that time, provided that, if this option is elected again, the entire interest under this Contract will be distributed before the expiration of a period not extending beyond the life expectancy of the designated beneficiary. If payments to the designated beneficiary cease under this option pursuant to (e), the designated beneficiary shall then be entitled to receive, in cash, a lump sum payment of an amount equal to the amount, if any, then remaining in the payee’s Account Balance.

No contributions may be made by or on behalf of a Participant under this Contract at any time while the Specified Payments Option is in effect with respect to such Participant. At any time before payments cease under a Specified Payments Option, the Participant or designated beneficiary electing this option has the right to: (a) request a change in the amount of the monthly payment; or (b) cancel this option.

4.4                  Applications To Provide Annuity Benefit

As of the later of (a) the Participant’s Annuity Commencement Date and (b) the Valid Transaction Date, the Participant’s Account Balance shall be applied to provide for the Participant a monthly annuity benefit. Such application shall be made on the basis of the table of rates appearing in Section 7 or, if more favorable for the Participant, on the basis of the Company’s rates then in effect for the class of group annuity contracts to which this Contract belongs.

4.5                  Return Of Participant’s Account Balance

Subject to Section 4.6. a Participant may withdraw all or part of his Account Balance at any time before his Annuity Commencement Date by making a written request to the Company. The amount withdrawn may not exceed the lesser of the amount specified in the Participant’s request, or the amount of the Participant’s Account Balance as of the date that the withdrawal is paid. The withdrawal will be paid as soon as administratively possible, but no earlier than the later of the date specified in the Participant’s request, or the date that such request is received by the Company.

4.6                  Distribution And Benefit Payment Restrictions

(a)                    The following amounts in a Participant’s Account Balance may not be withdrawn by or distributed to the Participant, or applied to provide annuity or other benefit payments until the earliest of the Participant’s attainment of age 59-1/2, termination of employment, death or Disability, except as provided in subsection (b) or (c) of this Section 4.6:

(i)        Salary Reduction Contributions made to the Contract or any other Code Section 403(b) annuity contract in a Contract Year beginning after 1988;

(ii)       Any amounts transferred to the Contract from a Code Section 403(b)(7) custodial account (including amounts transferred from another annuity contract which were previously amounts held under a custodial account); and

(iii)      Salary Reduction Earnings credited or earned in a Contract Year beginning after 1988.

(b)                   The amounts described in (a)(i) and (ii), but not the amounts described in (a)(iii), may be withdrawn or distributed on account of Hardship.

(c)                    The amounts described in (a) may also be withdrawn at the request of the Participant for the purpose of making a direct transfer according to Revenue Ruling 90-24 (or any successor regulation or ruling) to another Code Section 403(b) annuity contract or Code Section 403(b)(7) custodial account if the Participant and the transferee insurance company or custodian provide the information the Company determines is necessary or appropriate in connection with the request.

For purposes of this Section 4.6, Section 2.3 and Section 2.4, the following definitions apply:

1.              Salary Reduction Contributions mean amounts remitted according to Section 2.2 or transferred according to Section 2.4 to the extent such amounts constituted contributions which when made were made pursuant to a salary reduction agreement within the meaning of Code Section 403(b) with the Employer or any prior employer of the Participant.

2.             Salary Reduction Amounts mean Salary Reduction Contributions and any earnings thereon whether such earnings were originally credited under this Contract or any other annuity contract or custodial account maintained under Code Section 403(b).

3.              Salary Reduction Earnings mean Salary Reduction Amounts other than Salary Reduction Contributions.

4.              Disabled means any physical or mental impairment which meets the requirements of Code Section 72 and regulations issued thereunder.

5.              Hardship has the meaning given the term for purposes of Code Section 403(b). Determination of hardship shall be made according to regulations issued under Code Section 401(k) until such time as regulations (whether proposed or final) are issued under Code Section 403 (b) and thereafter under such Code Section 403 (b) regulations. If the tax-deferred annuity arrangement of the Employer is not subject to ERISA, only the safe-harbors as set forth in those regulations shall apply, including the safe-harbor governing the reasons qualifying as a hardship. If the tax-deferred annuity arrangement of the Employer is subject to ERISA, then in addition to the safe-harbor rules contained in those regulations, any other hardship rules permitted by the Plan and consistent with those regulations shall apply, provided the plan administrator approves the hardship withdrawal request of a Participant.

The Company shall be entitled to rely upon and be fully protected in such reliance upon:

(i)        with respect to Salary Reduction Contributions and Salary Reduction Amounts, any information provided to it by the Employer, Plan Administrator if this is an ERISA plan, or another insurance company or custodian, and in the absence of any such information, then any information provided by the Participant; and

(ii)       with respect to a determination of whether a Hardship or a Disability exists, any certifications made by the Participant or, if this is an ERISA plan, any determinations made or information provided to it by the Plan Administrator who must approve such determinations.

In the absence of written information or determinations with respect to the above, the Company shall be entitled to presume conclusively and shall be fully protected in reliance upon such presumption, that:

(a)                    with respect to Clause (i) above, a Participant’s entire Account Balance under the Contract consists of Salary Reduction Amounts and all remittances and transfers under Section 2 consist entirely of Salary Reduction Contributions made on the date received by the Company; and

(b)                   with respect to Clause (ii) above, no Hardship or Disability exists; except that, if this is not an ERISA plan, then a determination may be made by the Company after submission of evidence satisfactory to it by the Participant or his representative, but the Company shall not be obligated to make such determination.

4.7                  Required Distributions

Notwithstanding any other provisions of this Contract, all payments, withdrawals and distributions under this Contract will be distributed in accordance with the following rules:

(a)                    Except as otherwise provided, the Participant’s Account Balance under this Contract will be distributed under a method of payment selected by the Participant and permitted by the Contract. Unless the Participant elects to use the Alternative Method of distribution described in paragraph (d) below, the method of payment chosen must commence no later than the Participant’s Required Beginning Date and must comply with one of the following payment schedules:

(i)                        a single sum payment.

(ii)                     equal or substantially equal payments over the Participant’s life.

(iii)                  equal or substantially equal payments over the lives of the Participant and the Participant’s beneficiary.

(iv)                 equal or substantially equal payments over a period that does not exceed the Participant’s life expectancy.

(v)                    equal or substantially equal payments over a period that does not exceed the joint life and last survivor expectancy of the Participant and the Participant’s beneficiary.

For the purpose of determining the payment schedule, the Participant may recalculate life expectancies as provided in paragraph (e) below.

(b)                   If the Participant dies on or after the Participant’s Annuity Commencement Date, the Participant’s beneficiary will be entitled to whatever death benefit is provided by the annuity option that is in effect when the Participant dies.

(c)                    If the Participant dies before the Participant’s Annuity Commencement Date, the Company will pay the Participant’s Account Balance to the Participant’s beneficiary as a death benefit described in Section 4.8. Subject to the following rules, the beneficiary may elect to receive this death benefit under any method of payment permitted under this Contract.

(i)                        If the Participant dies before the Participant’s Annuity Commencement Date, but on or after the Participant’s Required Beginning Date, the method of payment chosen by the Participant’s beneficiary may not be slower than the method of payment that was in effect prior to the Participant’s death, unless the beneficiary elects to use the Alternative Method of distribution described in paragraph (d) below.

(ii)                     If the Participant dies before the Participant’s Annuity Commencement Date, and before the Participant’s Required Beginning Date, the method of payment chosen by the Participant’s beneficiary must comply with one of the following distribution rules, unless the beneficiary elects to use the Alternative Method of distribution described in paragraph (d) below:

(1)                    FIVE YEAR RULE. Except as provided below, the entire value of this death benefit must be distributed to the Participant’s beneficiary by December 31 of the Plan Year that contains the fifth anniversary of the Participant’s death. However, if the Participant’s beneficiary is the Participant’s surviving spouse, and the spouse dies before receiving any part of the death benefit, the spouse’s beneficiary is not required to receive this death benefit until December 31 of the Plan Year that contains the fifth anniversary of the spouse’s death.

(2)                    LIFE ANNUITY RULE. Except as provided below, the entire value of this death benefit must be distributed to the Participant’s beneficiary in the form of annuity payments over a period of time that does not exceed the beneficiary’s life or life expectancy (whichever is longer). If the Participant’s beneficiary is the Participant’s surviving spouse, the spouse’s life expectancy may be recalculated annually for this purpose as provided in paragraph (e) below. Unless the Participant’s beneficiary is the Participant’s surviving spouse, these annuity payments must commence not later than December 31 of the Plan Year next following the Plan Year in which the Participant died. If the Participant’s beneficiary is the Participant’s surviving spouse, the spouse must begin to receive the annuity payments by the later of (I) December 31 of the Plan Year next following the Plan Year in which the Participant died, or (II) December 31 of the Plan Year in which the Participant would have attained age 70-1/2. However, if the Participant’s beneficiary is the Participant’s surviving spouse, and the spouse dies before he or she begins to receive annuity payments, the death benefit must be distributed to the spouse’s beneficiary in the form of annuity payments over the life or life expectancy of the spouse’s beneficiary (whichever is longer). These annuity payments must commence by the later of (I) December 31 of the Plan Year next following the Plan Year in which the Participant’s spouse died, or (II) December 31 of the Plan Year in which the Participant’s spouse would have attained age 70-1/2.

(d)                   ALTERNATIVE METHOD. The Participant or the Participant’s beneficiary will not be required to receive a distribution from this Contract otherwise required under paragraphs (a) or (c) of this Section 4.7 to the extent that the required distribution is withdrawn from another tax-deferred annuity arrangement pursuant to the “alternative method” of distribution described in IRS Notice 88-38, 1988-1 C.B. 524.

(e)                    The following rules will apply to the determination of life expectancy:

(i)                        For the purpose of choosing a payment schedule under paragraphs (a)(iv), (a)(v) and (c)(ii)(2), life expectancies will be calculated (and, if applicable, recalculated) in accordance with Tables V and VI in Section 1.72-9 of the Federal Income Tax Regulations.

(ii)                     For the purpose of choosing a payment schedule under paragraphs (a)(iv) and (a)(v) above, the Participant may annually recalculate the Participant’s life expectancy and/or the life expectancy of the Participant’s spouse. However, if the Participant initially selects a method of payment based on a recalculated life expectancy, the Participant may not subsequently choose a slower payment schedule. The Participant’s surviving spouse may annually recalculate his or her life expectancy for the purpose of choosing a payment schedule under paragraph (c)(ii)(2) above. However, if the Participant’s spouse initially selects a method of payment based on his or her recalculated life expectancy, he or she may not subsequently choose a slower payment schedule.

(f)                      Any method of payment chosen by the Participant or the Participant’s beneficiary must comply with the minimum distribution requirements of Code Section 403(b)(10) and the Federal Income Tax Regulations thereunder, including Section 1.403(b)(2) of the Proposed Income Tax Regulations and any subsequent pronouncements. The Company assumes no responsibility for determining whether any method of payment selected under this Contract complies with the applicable minimum distribution rules.

(g)                   REQUIRED BEGINNING DATE FOR THE PRE, 87 GRANDFATHERED AMOUNT. Effective January 1, 1997, a Participant’s Required Beginning Date for his Pre, 87 Grandfathered Amount shall be the latest of (i) the last day of the calendar year in which the Participant attains age 75, (ii) the Required Beginning Date set forth in paragraph (h)(ii) below applicable to the Post, 86 Amount, or (iii) December 31, 1997.

A Participant’s Pre, 87 Grandfathered Amount is the difference between (i) and (ii) below:

(i)                        The sum of (1) and (2) below:

(1)                    The Participant’s Account Balance under this Contract on December 31, 1986, and

(2)                    Any additional amount transferred to this Contract from another Code Section 403(b) arrangement that represents the Participant’s account balance under that arrangement on December 31, 1986.

(ii)                     Any amount distributed to the Participant in excess of the amount required under Code Section 401(a)(9).

(h)                   REQUIRED BEGINNING DATE FOR THE POST, 86 AMOUNT. A Participant’s Required Beginning Date for the Post, 86 Amount shall be the applicable date described in (i) or (ii) below.

(i)                        For Distributions Paid Prior To 1997 For Plan Years Beginning Prior To 1997:

(1)                    For a Participant who attained age 70-1/2 prior to 1988, the Required Beginning Date is the latest of (I) April 1 of the calendar year following the calendar year in which the Participant attained age 70-1/2, or (II) April 1 of the calendar year following the calendar year in which the Participant retired, or (III) December 31, 1988.

(2)                     For a Participant in a Church or Government Plan who attained age 70-1/2 after 1987, the Required Beginning Date is the later of (I) April 1 of the calendar year following the calendar year in which the Participant attained age 70-1/2, or (II) April 1 of the calendar year following the calendar year in which the Participant retired.

(3)                     For a Participant in a Plan not maintained by a Church or Government, who attained age 70-1/2 in 1988 and did not retire by January 1, 1989, the Required Beginning Date is April 1, 1990.

(4)                     For all other Participants who attained age 70-1/2 after 1987, the Required Beginning Date is April 1 of the calendar year following the calendar year in which the Participant attained age 70-1/2.

(ii)                    For Distributions Paid After 1996 For Plan Years Beginning After 1995, the Required Beginning Date is the later of (1) April 1 of the calendar year following the calendar year in which the Participant attained age 70-1/2, or (2) April 1 of the calendar year following the calendar year in which the Participant retired.

A Participant’s Post, 86 Amount is the portion of that Participant’s Account Balance in excess of his Pre, 87 Grandfathered Amount described in paragraph (g) above.

4.8                  Death Benefit

If a Participant dies before his Annuity Commencement Date, the Company shall, as of the Valid Transaction Date, pay to the Participant’s beneficiary a death benefit of an amount equal to the amount that then represents the Participant’s Account Balance.

Payment of the death benefit described in this Section 4.8 must commence within the period described in Section 4.7.

The death benefit shall be paid in a single sum except that if the beneficiary is the Participant’s spouse or any other living person designated in writing by the Participant to receive such death benefit, said beneficiary may elect, on the Company’s prescribed form, to have such death benefit paid: (a) subject to the limits on payment set forth in Section 4.7, wholly or in part on any one of the forms of annuity described in Section 4.2 or (b) wholly or in part under the Specified Payments Option described in Section 4.3.

4.9                  Small Benefit Payments

As of the date on which an annuity benefit becomes payable to the Participant, or a Participant terminates his employment and is eligible for an annuity benefit, a lump sum cash payment may be made to the Participant in lieu of such annuity benefit, provided:

(a)                    the Participant’s Account Balance is less than $5,000; or

(b)                   any annuity payable to the Participant under this Contract would be less than $20 each month ($240 each year).

The lump-sum cash payment may be made as of any date that is on or before the Participant’s Annuity Commencement Date and shall be of an amount that is then equal to the Participant’s Account Balance.

4.10           Beneficiary

A Participant may designate a beneficiary or beneficiaries to receive any payment with respect to the Participant becoming due to a beneficiary under this Contract. The Participant may change such designation at any time.

Any designation or change of a beneficiary shall be by written notice filed with the Company at its home office. Upon receipt of such notice by the Company, such designation or change shall take effect as of the date the notice was signed, whether or not the Participant is living at the time of receipt, but without prejudice to the Company by reason of any payment made by it before receipt of said notice.

If no designated primary beneficiary is living at the time any payments become payable, or are in the process of being paid, to the beneficiary under this Contract, the Company will pay any remaining benefits to the designated secondary beneficiary of the Participant. If no designated primary or secondary beneficiary of the Participant is living at the time any payments become payable, or are in the process of being paid, under this Contract, the Company will pay any single sum payment or the commuted value of any remaining periodic payments to the first surviving class of the following beneficiaries:

(a)                    to the Participant’s surviving spouse; or

(b)                   to the Participant’s surviving children in equal shares; or

(c)                    to the Participant’s surviving parents in equal shares; or

(d)                   to the Participant’s surviving brothers and sisters in equal shares; or

(e)                    to the executor or administrator of the Participant’s estate.

Any commuted value shall be determined on the basis of compound interest at a rate, determined by the Company, that is consistent with the interest assumption of the rates used to determine the amount payable under the annuity benefit.

4.11           Company’s Liability

The liability of the Company for the payment of annuity benefits, payments upon death, and returns of Participant’s Account Balances is limited to the payments provided under this Contract that arise from Participant’s Account Balances.

4.12           Guarantees

The Tables of Guaranteed Values appearing in Section 8 illustrate:

(a)                    the guaranteed accumulation value that would apply to a Participant on each anniversary of Issue Age as hereinafter defined, before the Participant’s attainment of age 65, if (i) $100 had been remitted under this Contract on behalf of the Participant at the beginning of each month on and after said Issue Age, and (ii) such remittances had been accumulated in the Interest Accumulation Account at the Guaranteed Rate of Interest; and

(b)                   the guaranteed monthly annuity benefit on the 10 Years Certain and Continuous Annuity form to begin at age 65 that would be payable had such guaranteed accumulation value been applied based on the table of rates appearing in Section 7.

The term “Issue Age” as used in the preceding paragraph and in Section 8 means the age of a Participant at the date the Participant first became included under this Contract.

4.13           Loans to Participants

Based upon the following terms and conditions, which may be changed from time to time, the Company may make loans to Participants under this Contract in the manner prescribed by the Company, and the Participant shall furnish such information as the Company shall require in connection with the loan application.

An application for a loan by a Participant shall be made in writing to the Company.

(1)                    The amount of any loan shall not be less than an established minimum that is in effect at the time the loan is made. The amount of any loan shall not exceed the portion of a Participant’s vested Account Balance that is then in the Interest Accumulation Account reduced by the amounts determined by the Company to cover contingency expenses over the term of the loan and any costs that may be incurred in connection with any default in repayment of the loan. Only to the extent that such reduced portion of the Participant’s vested Account Balance in the Interest Accumulation Account is sufficient, the amount of the loan, when added to the balance of the Participant’s outstanding loans under this Contract and all other plans of the Employer, must not exceed $10,000 or the lesser of:

(a)                     $50,000 reduced by any excess of (i) the highest outstanding balance of loans from such plans during the one-year period ending on the day before the date on which the loan under this Contract is to be made to the Participant over (ii) the outstanding balance of loans from such plans on the date on which the loan under this Contract is to be made to the Participant; and

(b)                    one-half of the value of the Participant’s vested interest under all plans of the Employer that are funded through contracts issued by the Company.

(2)                    As of the date a loan is made to a Participant under this Contract, the Company shall maintain as collateral for such loan a portion of the Participant’s vested Account Balance that is then in the Interest Accumulation Account. This portion shall be referred to as the “Reserve Amount” and shall be equal to (a) an amount determined by the Company to cover contingency expenses over the term of the loan and to protect against any defaults and (b) the loan principal, as either or both of which may be reduced in accordance with Paragraphs (6) and (7) of this Section 4.13. The Reserve Amount will not be available to the Participant for transfer, withdrawal or any other distribution while there is an outstanding loan balance under this Contract.

The rate of interest to be allocated to the balance in the Reserve Amount shall be the greater of (i) 3% and (ii) the lesser of:

(a)                     the Current Rate of Interest then in effect under this Contract; or

(b)                    a rate of interest equal to the loan interest rate then in effect less a percentage not greater than 3% that the Company, at its discretion, shall determine.

The Company shall have the right to recover the balance of the Reserve Amount as a result of any default in payment on each loan, pursuant to Paragraph (6) of this Section 4.13 and such amounts will no longer be available to the Participant thereafter.

(3)                    Within a 90-day period immediately before a loan is to be made to a Participant, such Participant must execute a repayment agreement for such loan.

(4)                    The loan interest rate applicable to a Participant shall be an adjustable rate declared by the Company. In no event shall such interest rate be greater than the higher of (a) the Current Rate of Interest in effect under this Contract at the time the loan is made plus one percentage point or (b) the Monthly Average Corporate yield shown in Moody’s Corporate Bond Yield Averages for the calendar month ending two months before the date on which the rate is determined, published by Moody’s Investors Services, Inc., or any successor, or, if no longer published, a rate which is set by law or by regulation of the insurance supervisory official of the State in which this Contract is delivered.

The loan interest rate in effect with respect to a Participant shall be evaluated at least once every twelve months, but not more frequently than once in any three months’ period. If at the time of such evaluation, the rate of interest then applicable to new loans is at least .5% greater or lesser than the loan interest rate applicable to the Participant, the loan interest rate on the Participant’s outstanding loan balance shall then be adjusted to reflect such increase or decrease.

A Participant shall receive a statement of the initial loan interest rate and shall receive at least 30 days’ advance written notification of any change in the loan interest rate, provided however that any Participant taking a loan within 30 days of any change in the loan interest rate will be informed of such change on or before the time the loan is made. Such notification shall include a statement in substance of the provisions of this Paragraph (4) that permits an adjustable maximum interest rate on loans established from time to time by the Company as permitted by applicable law and shall specify the frequency at which the interest rate is to be determined by the Company as permitted by law.

(5)                    Any loans made under this Contract must be repaid within five years, except that, in the case of a loan that is to be used to acquire any dwelling unit that, within a reasonable period of time, is to be used as a principal residence of the Participant, the loan may be repaid over any longer period not in excess of ten years that shall be agreed to in writing by the Participant and the Company at the time the loan is made.

In no event shall the repayment agreement provide for payments to be made less frequently than quarterly or for a repayment schedule that does not result in a substantially level amortization of the loan over the applicable term, except as may be provided in Income Tax Regulations promulgated under Section 72(p) of the Internal Revenue Code of 1986.

Anything in the preceding paragraph to the contrary notwithstanding, an amount equal to any outstanding loan balance plus interest and any other applicable amounts shall be payable in full on the earliest of:

(a)                     the date of the Participant’s death;

(b)                    the Participant’s Annuity Commencement Date;

(c)                     the first business day following the expiration of the grace period; and

(d)                    the date the Plan terminates.

Unless the amount of the outstanding balance, plus interest and any late payment penalty, is paid directly to the Company by the Participant or by the Participant’s beneficiary, as the case may be, on or before the applicable date set forth above, the Company shall recover such amount from the Reserve Amount before any distribution of the otherwise remaining Account Balance is required to be made under this Contract.

(6)                    Except as provided in Paragraph (5) of this Section 4.13, the Participant may prepay at any time the full amount of any outstanding balance of a loan.

There will be a thirty-day grace period following each scheduled repayment date for any payment on a loan after which, if such payment has not been made, the full amount of any outstanding balance of the loan shall be in default.

In the event of default, foreclosure on the repayment agreement and attachment of the Participant’s Reserve Amount shall not occur until a distributable event occurs under the Plan or is otherwise permitted by applicable law. For purposes of this Section 4.13(6), a distributable event occurs when the Participant attains age 59-1/2, terminates employment, dies or becomes disabled, as defined in Section 4.6.

(7)                    All installment payments made by a Participant to the Company shall be retained by the Company. The Reserve Amount shall be periodically reduced to reflect the amount of any principal repayment or interest payment that is included in any such installment payment.

(8)                    Upon full repayment of a loan plus interest as described in Paragraphs (5), (6) and (7) of this Section 4.13, and under the terms of the repayment agreement between the Company and the Participant, the balance, if any, of the Reserve Amount shall be made available to the Participant for any transfer, withdrawal or distribution that may be made under this Contract.

(9)                    The Company and the Employer shall have the right to terminate the loan provision under this Section 4.13 at any time provided that such termination does not affect outstanding loans to any Participant. Notice of termination must be given in writing 30 days in advance of the termination effective date.

4.14           Applicable Requirements

Notwithstanding any other provision of this Contract, if the Employer’s Code Section 403(b) tax-deferred annuity arrangement is subject to ERISA, then all Participant elections in this Section 4 or elsewhere in the Contract, including elections of annuity forms, withdrawals or other distributions, beneficiary designations or changes, or loan applications, are subject to the provisions of the Employer’s Plan including applicable spousal consent requirements.

Section 5

DISCONTINUANCE

5.1                  By The Contract Holder

The Contract Holder may discontinue this Contract as of the first day of a calendar month, to be specified in a written notice to the Company, that is at least 31 days after such notice is received at the home office of the Company.

5.2                  By The Company

The Company may discontinue this Contract in whole or in part if:

(a)                    the Contract Holder fails to meet the requirements of this Contract or to abide by the terms of this Contract or

(b)                   a modification in this Contract is necessary in order to comply with Federal or State requirements, and the Contract Holder refuses to accept a substantially similar contract or contract rider offered by the Company that incorporates such modification or

(c)                    the Company has ceased marketing and issuance of the class of contracts to which this Contract belongs and elects to discontinue such class of contracts or

(d)                   the Contract Holder elects at any time not to utilize appropriate electronic media to transmit and receive information and data with respect to the Contract.

Discontinuance pursuant to paragraph (a) or (b) or (d) of this Section 5.2 shall be effective as of a date specified by the Company, provided the Company shall have given the Contract Holder at least 31 days advance written notice in which to cure any remediable defaults. Discontinuance pursuant to paragraph (c) of this Section 5.2 shall be effective as of a date specified by the Company, provided the Company shall have given the Contract Holder at least 90 days advance written notice.

5.3                  Effects Of Discontinuance

Discontinuance of this Contract shall not relieve the Contract Holder of obligations incurred by it before the Contract was discontinued. Accordingly, after this Contract is discontinued, all provisions of the Contract shall continue to apply, subject to the following:

(a)                    No further amounts shall be remitted under this Contract on behalf of Participants.

(b)                   Except as otherwise provided in the following Paragraph (c), the funds held by the Company under this Contract which are then allocated to individual Participants, former Participants, or beneficiaries shall remain allocated to such persons.

(c)                    All amounts held under this Contract that are allocated to individual Participants, former Participants and beneficiaries may, if the Company receives an individual release from such person, be transferred in such manner, and in such amounts and at such times, as may be agreed to in writing between the Company and the Contract Holder.

5.4                  Termination

Upon exhaustion of all funds held under this Contract by withdrawals as provided in Section 3.4 or by payment as provided in Section 5.3, this Contract shall terminate and the Company shall be relieved of all further liability hereunder except with respect to any annuity benefits that were provided under this Contract on or before the date of termination.

Section 6

GENERAL PROVISIONS

6.1                  Contract

This Contract and the application therefore constitute the entire contract between the parties. The provisions of this Contract shall govern with respect to the rights and obligations of the Company, notwithstanding any contrary provisions of the Plan.

This Contract may not be modified as to the Company nor may any of the Company’s rights or requirements of the Company be waived, except in writing and by a duly authorized officer of the Company.

6.2                  Information, Reports And Determinations

The Employer shall remit the contributions to the Company and shall furnish reports to the Company with respect to the Eligible Employees who have entered into salary reduction agreements and for whom contributions shall be remitted, along with any information necessary or appropriate to remittance of such amounts. The Company shall be entitled to rely upon such reports and information and need not inquire as to the accuracy or completeness of such reports and information.

The Employer and, if the Employer’s tax-deferred annuity arrangement is subject to ERISA, the Plan Administrator of the Plan shall furnish the Company with such facts and information as the Company may require for the operation of this Contract, including, upon request, the original or a photocopy of any pertinent records kept by the Employer or Plan Administrator. By use of electronic media, such as a computer terminal, personal computer or other electronic device located at the Employer’s place of business, the Employer and/or Plan Administrator shall: (a) communicate such facts and information to the Company, directly to the Company’s computer records; (b) have access to the electronic data stored in the Company’s computer records with respect to the Contract; and (c) be able to perform certain functions by adding to, amending or changing such electronic data to accurately reflect information in the Employer and/or Plan Administrator’s control with respect to the Contract; all subject to the Company’s established rules and requirements with respect to accessing the Company’s computer records.

In certain cases, employees of affiliated agencies of the Employer also participate under the Contract. For purposes of this provision such affiliated agencies shall be referred to as “Affiliates” which shall mean any group or organization that has executed a participation agreement whereby that group or organization’s employees are eligible to participate under the Contract.

Some Affiliates may not use the electronic media described above. The Company reserves the following rights with respect to such Affiliates:

(a)                    To set different interest rates and/or administrative or other expense rates. To the extent that the Company offers contracts substantially similar to this Contract except that interest rates and/or expenses are determined based on non-use of electronic media as described above, then interest and expense rates determined under this Contract with respect to Affiliates not using electronic media shall be the same as under such substantially similar contracts.

(b)                   To discontinue the participation agreement of Affiliates not using electronic media, or Affiliates that elect at any time to stop such use. Any such discontinuance by the Company shall be treated as a Contract discontinuance with respect to affected Affiliates for purposes of Sections 5.3 and 5.4 of the Contract. To the extent the Company offers contracts substantially similar to this Contract except that interest rates and/or expenses are determined based on non-use of electronic media as described above, then the Company shall offer such substantially similar contract to any Affiliate whose participation agreement under this Contract the Company has elected to discontinue, provided only that such Affiliate is an eligible employer according to federal tax law for such substantially similar contract.

Any determination that the Employer and/or Plan Administrator is to make under this Contract shall be made pursuant to the terms of the Contract and shall be reported to the Company. Such determination shall be conclusive for the purpose of this Contract. The Company shall be fully protected in relying on the reports and other information furnished by the Employer and/or Plan Administrator and need not inquire as to the accuracy or completeness of such reports and information.

6.3                  Adjustment On Account Of Misstatements

If a benefit provided under this Contract was based on information that has been misstated, the benefit shall not be invalidated, but the amount of the benefit payments or the amount applied to provide the benefit, or both, shall be adjusted to the proper amount as determined on the basis of the correct information.

The amount of any underpayments by the Company due to any misstatement shall be paid in full with the next payment due with respect to the Participant under this Contract. The amount of any overpayments by the Company due to any misstatement shall be deducted to the extent possible from the payments thereafter falling due with respect to the Participant under this Contract. Interest, based on an annual effective rate of 5%, shall be included in the amount of any underpayments or overpayments.

6.4                  Divisible Surplus

The proportion, if any, of divisible surplus, shall be ascertained by the Company. The amount of any surplus apportioned by the Company to this Contract as a dividend shall be equitably apportioned by the Company among the Participants covered under this Contract. Any divisible surplus so apportioned to a Participant who has not terminated participation under this Contract or attained his Annuity Commencement Date shall be deemed to be an amount remitted under this Contract on behalf of the Participant as of the date of such apportionment.

6.5                  Certificates

Each Participant will be provided with an individual certificate setting forth a statement in substance of the provisions under the Contract.

Each person for whom an annuity is provided under this Contract pursuant to Section 4.4 will be provided with a retired life certificate setting forth the amount and terms of payment of the annuity.

6.6                  Place Of Performance

All remittances and benefits shall be payable at the Company’s home office in New York.

6.7                  Non-Assignment Of Contract And Non-Alienation Of Benefits

No assignment of this Contract, and no transfer of any rights conferred hereunder, will be permitted.

Except as may otherwise be provided in accordance with any domestic relations order determined to be a qualified domestic relations order as defined in Section 414(p) of the Code in effect with respect to a Participant, no amount payable under this Contract with respect to a Participant may be voluntarily or involuntarily assigned (either at law or in equity), alienated, or be subject to attachment, garnishment, levy, execution or other legal or equitable process, and, to the extent permitted by law, no such amount shall in any way be subject to any legal process to subject the same to the payment of any claim against the payee.

6.8                  Evidence Of Survival

When a benefit payment is contingent upon the survival of any person, evidence of such person’s survival must be furnished to the Company, by means satisfactory to the Company.

6.9                  Adjustments To Current Rate And Expense Charges

Adjustments to (a) the current rate of interest, as defined in Section 1.6 of this Contract and (b) certain expense charges as defined in paragraphs (1), (2), and (3) of Section 1.2 shall be made, within the limits described in those sections, by written notice to the Contract Holder.

No adjustment pursuant to this Section 6.9 shall apply to annuity benefits that became payable under this Contract before such adjustment.

6.10           Non-Waiver

The failure on the part of the Company to perform or insist upon the strict performance of any provision or condition of this Contract shall neither constitute a waiver on the part of the Company of its rights to perform or require performance of such provision or condition, nor stop it from exercising any other rights it may have in such provision, condition, or otherwise in this Contract or any Plan.

6.11           Receipt Of Notice

Wherever any right is established or benefit conferred upon any Participant or payee, upon the receipt of information by the Company, such receipt shall be deemed to take place on the business day that such information is received at the Company’s home office.

6.12           Separability Of Provisions

If any provision of this Contract is determined to be invalid, the remainder of the provisions shall remain in full force and effect.

6.13           Payment Of Benefits

Payment of benefits under this Contract shall be made by the Company directly to the payee at the last known address on file with the Company.

The rights of a Participant or Participant’s beneficiary to receive any benefit under this Contract, and the amount of any such benefit, shall be determined in accordance with the terms of this Contract.

Any general rules which may be adopted hereunder shall operate so as not to discriminate in favor of any person.

6.14           Required Reports

Before a Participant’s Annuity Commencement Date, the Company shall provide the Participant, at least quarterly, with a statement as of a specified date covering the period since the last such statement. The statement will show, for the period covered by the statement:

(a)                    the amounts remitted on behalf of the Participant under this Contract;

(b)                   the interest accrued on any accumulated remittances held in the Interest Accumulation Account;

(c)                    if any accumulated remittances are held in an Investment Account that is associated with a specified Investment Fund, the number of Accumulation Units credited to the Participant in each such Investment Account, the dollar value of each such Accumulation Unit, and the total value of the Participant’s assets in each such Investment Account;

(d)                   the total amount of all withdrawals and transfers from each Investment Account in which the Participant has an interest; and

(e)                    the Participant’s Account Balance which is available to provide an annuity benefit, a cash return, or a death benefit for the Participant.

The Company shall provide the Participant with a statement that shows the status of his Account Balance as of the last day of each Contract Year.

6.15           Conformity with Federal or State Statutes

The values and benefits under this Contract shall not be less than the minimum values and benefits required by or pursuant to any federal statute or any statute of the state in which this Contract is delivered.

Section 7

TABLE OF RATES

The Amount of Monthly Annuity Payable On The 10 Years Certain
and Continuous Annuity Form Provided By $1,000 Of A Participant’s Account Balance

55	$4.15
56	$4.23
57	$4.32
58	$4.40
59	$4.50
60	$4.59
61	$4.69
62	$4.80
63	$4.91
64	$5.03
65	$5.15
66	$5.27
67	$5.40
68	$5.54
69	$5.69
70	$5.84
71	$6.00
72	$6.16
73	$6.33
74	$6.51
75	$6.70

The rates set forth above are based on mortality according to the 1994 Group Annuity Table projected to 2001, with 3% interest, and expense loading of 4% of the net premium.

A person’s age for the purpose of the foregoing table shall be the age of such person at such person’s birthday next preceding the date on which payments under the annuity benefit are to begin to such person, plus the fraction of a year corresponding to the number of completed months from such birthday to the date such payments begin. Amounts required for ages not shown and for other forms of annuity shall be calculated by the Company on the same actuarial assumptions and shall be furnished upon request.

Section 8

TABLE OF GUARANTEED VALUES

		15	16	17	18	19	20	21	22	23	24
1	$1,219.41	$29.05	$28.20	$27.37	$26.56	$25.78	$25.02	$24.29	$23.57	$22.88	$22.20
2	2,475.41	57.24	55.56	53.92	52.33	50.79	49.30	47.85	46.44	45.07	43.74
3	3,769.08	84.59	82.10	79.69	77.34	75.06	72.85	70.71	68.62	66.60	64.63
4	5,101.56	111.13	107.86	104.68	101.60	98.61	95.70	92.88	90.14	87.48	84.90
5	6,474.02	136.87	132.84	128.93	125.14	121.45	117.87	114.39	111.01	107.74	104.55
6	7,887.66	161.85	157.09	152.46	147.97	143.60	139.37	135.26	131.26	127.38	123.62
7	9,343.70	186.08	180.60	175.28	170.11	165.10	160.22	155.49	150.90	146.44	142.10
8	10,843.42	209.59	203.41	197.42	191.60	185.94	180.45	175.12	169.94	164.91	160.03
9	12,388.14	232.39	225.54	218.89	212.43	206.15	200.06	194.15	188.40	182.82	177.41
10	13,979.19	254.51	247.00	239.71	232.63	225.76	219.08	212.60	206.31	200.19	194.26
11	15,617.98	275.96	267.81	259.90	252.22	244.77	237.52	230.49	223.66	217.03	210.59
12	17,305.93	296.76	287.99	279.48	271.22	263.20	255.40	247.83	240.49	233.35	226.43
13	19,044.52	316.93	307.56	298.47	289.64	281.06	272.73	264.65	256.80	249.17	241.77
14	20,835.27	336.48	326.53	316.87	307.49	298.38	289.53	280.94	272.60	264.51	256.64
15	22,679.74	355.44	344.92	334.71	324.79	315.16	305.81	296.74	287.92	279.36	271.05
16	24,579.54	373.81	326.75	352.00	341.56	331.43	321.59	312.04	302.77	293.75	284.99
17	26,536.34	391.62	380.02	368.75	357.82	347.20	336.88	326.87	317.14	307.68	298.49
18	28,551.84	408.88	396.76	384.99	373.57	362.47	351.70	341.23	331.05	321.17	311.55
19	30,627.81	425.61	412.98	400.73	388.83	377.27	366.04	355.12	344.52	334.21	324.19
20	32,766.06	441.82	428.70	415.97	403.60	391.59	379.92	368.57	357.54	346.82	336.40
21	34,968.45	457.52	443.93	430.73	417.91	405.45	393.34	381.57	370.13	359.01	348.21
22	37,236.92	472.73	458.68	445.02	431.75	418.86	406.33	394.14	382.30	370.79	359.61
23	39,573.44	487.46	472.95	458.85	445.14	431.82	418.87	406.29	394.06	382.18	370.63
24	41,980.05	501.71	486.75	472.21	458.08	444.35	431.00	418.03	405.42	393.17	381.25
25	44,458.86	515.49	500.10	485.13	470.58	456.45	442.71	429.36	416.38	403.76	391.48
26	47,012.04	528.81	512.99	497.61	482.66	468.13	454.02	440.29	426.95	413.96	401.32
27	49,641.82	541.69	525.44	509.66	494.32	479.41	464.92	450.83	437.12	423.77	410.76
28	52,350.48	554.11	537.47	521.29	505.57	490.29	475.43	460.97	446.89	433.18	419.82
29	55,140.41	566.11	549.07	532.52	516.42	500.77	485.53	470.70	456.26	442.19	428.46
30	58,014.03	577.69	560.27	543.33	526.86	510.84	495.24	480.04	465.23	450.79	436.70
31	60,973.86	588.85	571.05	553.74	536.90	520.50	504.53	488.97	473.79	458.98	444.52
32	64,022.49	599.61	581.43	563.74	546.53	529.76	513.42	497.48	481.92	466.74	451.91
33	67,162.58	609.95	591.39	573.33	555.74	538.60	521.88	505.56	489.63	474.07	458.84
34	70,396.87	619.87	600.94	582.50	564.54	547.01	529.91	513.21	496.90	480.94	465.28
35	73,728.18	629.38	610.07	591.25	572.90	554.98	537.50	520.42	503.70	487.30	471.20
36	77,159.45	638.46	618.77	599.56	580.81	562.51	544.64	527.14	509.98	493.13	476.56
37	80,693.64	647.11	627.02	607.41	588.28	569.58	551.28	533.34	515.71	498.39	481.34
38	84,333.86	655.30	634.82	614.82	595.28	576.15	557.40	538.98	520.87	503.06	485.49
39	88,083.29	663.04	642.15	621.74	601.77	582.18	562.94	544.03	525.42	507.07	488.96
40	91,945.20	670.31	649.00	628.15	607.71	587.62	567.88	548.46	529.30	510.39	491.68
41	95,922.97	677.08	655.33	634.00	613.04	592.45	572.19	552.20	532.48	512.95	493.62
42	100,020.07	683.32	661.05	639.23	617.76	596.63	575.79	555.22	534.86	514.71	0.00
43	104,240.09	688.97	666.20	643.82	621.80	600.08	578.64	557.43	536.42	0.00	0.00
44	108,586.70	693.98	670.67	647.73	625.10	602.77	580.64	558.79	0.00	0.00	0.00
45	113,063.71	698.32	674.43	650.88	627.63	604.61	581.83	0.00	0.00	0.00	0.00
46	117,675.04	701.94	677.42	653.22	629.27	605.56	0.00	0.00	0.00	0.00	0.00
47	122,424.70	704.77	679.59	654.67	630.00	0.00	0.00	0.00	0.00	0.00	0.00
48	127,316.86	706.75	680.83	655.18	0.00	0.00	0.00	0.00	0.00	0.00	0.00
49	132,355.77	707.78	681.11	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
50	137,545.86	707.82	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

		25	26	27	28	29	30	31	32	33	34
1	$1,219.41	$21.55	$20.91	$20.29	$19.69	$19.11	$18.55	$18.00	$17.46	$16.95	$16.44
2	2,475.41	42.45	41.19	39.98	48.79	37.65	36.53	35.45	34.40	33.XX	32.X9
3	3,769.08	62.72	60.87	59.07	57.32	55.62	53.98	52.38	50.82	49.31	47.85
4	5,101.56	82.39	79.95	77.59	75.29	73.06	70.89	68.79	66.75	64.77	62.84
5	5,474.02	101.46	98.46	95.54	92.71	89.96	87.30	84.70	82.19	79.75	77.37
6	7,887.66	119.96	116.41	112.96	109.61	106.36	103.20	100.14	97.16	94.27	91.46
7	9,343.70	137.89	133.81	129.84	125.99	122.25	118.62	115.09	111.67	108.34	105.10
8	10,843.42	155.29	150.68	146.21	141.87	137.66	133.57	129.59	125.73	121.97	118.32
9	12,388.14	172.15	167.04	162.08	157.27	152.59	148.05	143.64	139.35	135.18	131.12
10	13,979.19	188.50	182.90	177.47	172.19	167.07	162.09	157.24	152.54	147.97	143.52
11	15,617.98	204.34	198.27	192.38	186.65	181.09	175.68	170.42	165.31	160.35	155.52
12	17,305.93	219.70	213.17	206.82	200.66	194.67	188.84	183.18	177.68	172.33	167.13
13	19,044.52	234.59	227.60	220.82	214.22	207.81	201.58	195.52	189.64	183.92	178.36
14	20,835.27	249.00	241.58	234.37	227.35	220.54	213.91	207.47	201.22	195.13	189.22
15	22,679.74	262.97	255.11	247.48	240.06	232.85	225.84	219.03	212.41	205.97	199.70
16	24,579.54	276.48	268.21	260.17	252.35	244.76	237.38	230.20	223.22	216.43	209.82
17	26,536.34	289.56	280.88	272.44	264.24	256.27	248.53	240.99	233.66	226.53	219.58
18	28,551.84	302.21	293.13	284.31	275.74	267.40	259.30	251.41	243.73	236.25	228.97
19	30,627.81	314.45	304.98	295.79	286.85	278.15	269.69	261.45	253.43	245.61	237.99
20	32,766.06	326.28	316.44	306.87	297.57	288.52	279.71	271.12	262.76	254.60	246.64
21	34,968.45	337.71	327.50	317.57	307.91	298.51	289.35	280.42	271.72	263.22	254.93
22	37,236.92	348.74	338.17	327.89	317.87	308.12	298.62	289.34	280.30	271.47	262.84
23	39,573.44	359.39	348.46	337.82	327.45	317.35	307.50	297.89	288.50	279.33	270.36
24	41,980.05	369.65	358.36	347.37	336.65	326.20	316.00	306.05	296.32	286.80	277.46
25	44,458.86	379.52	367.88	356.53	345.46	334.66	324.12	313.82	303.73	293.85	284.14
26	47,012.04	389.00	377.01	365.30	353.88	342.73	331.84	321.18	310.72	300.45	290.86
27	49,641.82	398.09	385.74	373.67	361.90	350.40	339.14	328.10	317.26	306.60	296.12
28	52,350.48	406.78	394.06	381.65	369.52	357.65	346.01	334.57	323.33	312.27	301.37
29	55,140.41	415.06	401.99	389.21	376.71	364.45	352.40	340.57	328.92	317.43	306.09
30	58,014.03	422.94	409.50	396.34	383.44	370.77	358.31	346.06	333.97	322.04	310.23
31	60,973.86	430.39	416.56	403.00	389.68	376.59	363.71	351.01	338.47	326.06	313.77
32	64,022.49	437.39	423.15	409.17	395.42	381.90	368.56	355.39	342.36	329.46	0.00
33	67,162.58	443.91	429.24	414.82	400.63	386.64	372.82	359.16	345.62	0.00	0.00
34	70,396.87	449.91	434.79	419.92	405.26	390.78	376.45	362.27	0.00	0.00	0.00
35	73,728.18	455.37	439.79	424.43	409.27	394.27	379.41	0.00	0.00	0.00	0.00
36	77,159.45	460.26	444.19	428.32	412.61	397.07	0.00	0.00	0.00	0.00	0.00
37	80,693.64	464.53	447.94	431.51	415.25	0.00	0.00	0.00	0.00	0.00	0.00
38	84,333.86	468.14	450.98	433.99	0.00	0.00	0.00	0.00	0.00	0.00	0.00
39	88,083.29	471.03	453.28	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
40	91,945.20	473.15	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

		35	36	37	38	39	40	41	42	43	44
1	XXX	XXX	XXX	XXX	XXX	XXX	XXX	XXX	XXX	XXX	XXX
2	XXX	XXX	30.49	XXX	XXX	XXX	XXX	XXX	XXX	XXX	XXX
3	3,769.08	46.43	45.04	43.70	42.40	41.43	39.89	38.70	37.53	36.40	35.30
4	5,101.56	60.97	59.15	57.38	55.67	54.00	52.38	50.80	49.27	47.78	46.33
5	6,474.02	75.06	72.82	70.64	68.53	66.47	64.47	62.52	60.63	58.79	57.01
6	7,887.66	XXX	86.07	83.49	80.98	78.54	XXX	XXX	71.63	XXX	67.33
7	9,343.70	101.96	98.90	95.93	93.04	90.24	87.51	84.86	82.27	79.76	77.32
8	10,843.42	114.77	111.33	107.98	104.72	101.55	98.48	95.48	92.56	89.72	86.96
9	12,388.14	127.19	123.36	119.64	116.02	112.50	109.08	105.75	102.51	99.34	96.26
10	13,979.19	139.20	135.00	130.92	126.95	123.09	119.33	115.67	112.10	108.62	XXX
11	15,617.98	150.83	146.27	141.84	137.52	133.32	129.23	125.25	121.36	117.56	113.86
12	17,305.93	162.08	157.17	152.39	147.73	143.20	138.78	134.47	130.27	126.17	122.16
13	19,044.52	172.96	167.69	162.57	157.59	152.72	147.98	143.36	138.84	134.43	130.11
14	20,835.27	183.46	177.86	172.40	167.08	161.90	156.84	151.90	147.07	142.34	137.71
15	22,679.74	193.60	187.66	181.88	176.23	170.72	165.34	160.09	154.94	149.90	144.95
16	24,579.54	203.39	197.11	190.99	185.02	179.19	173.50	167.92	162.46	157.09	151.81
17	26,536.34	212.80	206.20	199.75	193.46	187.31	181.29	175.39	169.59	163.90	158.29
18	28,551.84	221.86	214.92	208.15	201.54	195.06	188.71	182.48	176.35	170.31	164.37
19	30,627.81	230.55	223.29	216.19	209.24	202.43	195.74	189.17	182.70	176.32	170.02
20	32,766.06	238.87	231.28	223.85	216.56	209.41	202.37	195.45	188.63	181.89	175.22
21	34,968.45	246.83	238.90	231.12	223.48	215.98	208.59	201.30	194.11	187.00	179.95
22	37,236.92	254.40	246.11	237.98	229.99	222.12	214.36	206.70	199.13	191.62	0.00
23	39,573.44	261.56	252.91	244.42	236.06	227.81	219.68	211.62	203.65	0.00	0.00
24	41,980.05	268.29	259.28	250.41	241.67	233.03	224.49	216.03	0.00	0.00	0.00
25	44,458.86	274.59	265.20	255.94	246.79	237.75	228.79	0.00	0.00	0.00	0.00
26	47,012.04	280.43	270.64	260.97	251.40	241.93	0.00	0.00	0.00	0.00	0.00
27	49,641.82	285.77	275.57	265.46	255.46	0.00	0.00	0.00	0.00	0.00	0.00
28	52,350.48	290.60	279.95	269.40	0.00	0.00	0.00	0.00	0.00	0.00	0.00
29	55,140.41	294.87	283.76	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
30	58,014.03	298.54	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

		45	46	47	48	49	50	51	52	53	54
1	$1,219.41	$11.78	$11.42	$11.07	$10.74	$10.41	$10.09	$9.78	$9.48	$9.18	$8.89
2	2,475.41	23.18	22.48	21.80	21.13	20.48	19.85	19.23	18.63	18.05	17.47
3	3,769.08	34.23	33.19	32.17	31.19	30.23	29.29	28.37	27.48	26.60	25.75
4	5,101.56	44.92	43.55	42.21	40.91	39.64	38.40	37.19	36.01	34.85	33.72
5	6,474.02	55.27	53.57	51.92	50.31	48.73	47.20	45.70	44.23	42.79	41.38
6	7,887.66	65.27	63.25	61.29	59.37	57.50	55.68	53.89	52.13	50.41	48.72
7	9,343.70	74.93	72.60	70.33	68.12	65.95	63.83	61.76	59.72	57.71	55.74
8	10,843.42	84.26	81.62	79.05	76.54	74.08	71.67	69.30	66.97	64.68	62.42
9	12,388.14	93.25	90.31	87.44	84.63	81.88	79.17	76.51	73.90	71.32	68.77
10	13,979.19	101.91	98.67	95.50	92.39	89.34	86.34	83.39	80.47	77.60	74.75
11	15,617.98	110.24	106.70	103.23	99.81	96.46	93.16	89.91	86.70	83.52	80.37
12	17,305.93	118.23	114.38	110.60	106.89	103.23	99.63	96.07	92.54	89.06	0.00
13	19,044.52	125.87	121.71	117.63	113.60	109.63	105.72	101.84	98.00	0.00	0.00
14	20,835.27	133.16	128.69	124.28	119.94	115.66	111.42	107.22	0.00	0.00	0.00
15	22,679.74	140.08	135.29	130.56	125.90	121.28	116.71	0.00	0.00	0.00	0.00
16	24,579.54	146.62	141.50	136.44	131.44	126.49	0.00	0.00	0.00	0.00	0.00
17	26,536.34	152.76	147.31	141.90	136.56	0.00	0.00	0.00	0.00	0.00	0.00
18	28,551.84	158.49	152.68	146.93	0.00	0.00	0.00	0.00	0.00	0.00	0.00
19	30,627.81	163.78	157.61	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
20	32,766.06	168.62	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

		55	56	57	58	59	60	61	62	63	64
1	$1,219.41	$8.61	$8.33	$8.06	$7.79	$7.53	$7.27	$7.02	$6.77	$6.52	$6.28
2	2,475.41	16.91	16.36	15.82	15.29	14.77	14.25	13.74	13.24	12.74	0.00
3	3,769.08	24.91	24.09	23.28	22.48	21.70	20.92	20.16	19.40	0.00	0.00
4	5,101.56	32.60	31.51	30.43	29.37	28.32	27.28	26.25	0.00	0.00	0.00
5	6,474.02	39.99	38.62	37.27	35.94	34.62	33.32	0.00	0.00	0.00	0.00
6	7,887.66	47.05	45.41	43.78	42.18	40.59	0.00	0.00	0.00	0.00	0.00
7	9,343.70	53.79	51.87	49.97	48.08	0.00	0.00	0.00	0.00	0.00	0.00
8	10,843.42	60.19	57.99	55.80	0.00	0.00	0.00	0.00	0.00	0.00	0.00
9	12,388.14	66.25	63.75	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
10	13,979.19	71.94	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

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Section 9

CONTRACT SPECIFICATIONS

The Company shall maintain the following Investment Accounts under this Contract:

Interest Accumulation Account	The General Account

All America Account	The All America Fund of the Separate Account
Money Market Account	The Money Market Fund of the Separate Account
Bond Account	The Bond Fund of the Separate Account
Composite Account	The Composite Fund of the Separate Account
Equity Index Account	The Equity Index Fund of the Separate Account
Mid-Term Bond Account	The Mid-Term Bond Fund of the Separate Account
Mid-Cap Equity Index Account	The Mid-Cap Equity Index Fund of the Separate Account
Aggressive Allocation Account	The Aggressive Allocation Fund of the Separate Account
Moderate Allocation Account	The Moderate Allocation Fund of the Separate Account
Conservative Allocation Account	The Conservative Allocation Fund of the Separate Account
Small Cap Value Account	The Small Cap Value Fund of the Separate Account
Small Cap Growth Account	The Small Cap Growth Fund of the Separate Account
Mid Cap Value Account	The Mid Cap Value Fund of the Separate Account
DWS Capital Growth Account	The DWS Capital Growth Fund of the Separate Account
DWS Bond Account	The DWS Bond Fund of the Separate Account
DWS International Account	The DWS International Fund of the Separate Account
American Century VP Capital Appreciation Account	The American Century VP Capital Appreciation Fund of the Separate Account
Calvert Social Balanced Account	The Calvert Social Balanced Fund of the Separate Account
Fidelity VIP Equity-Income Account	The Fidelity VIP Equity-Income Fund of the Separate Account
Fidelity VIP Asset Manager Account	The Fidelity VIP Asset Manager Fund of the Separate Account
Fidelity VIP Contrafund Account	The Fidelity VIP Contrafund Fund of the Separate Account
Fidelity VIP Mid Cap Account	The Fidelity VIP Mid Cap Fund of the Separate Account
Oppenheimer VA Main Street Account	The Oppenheimer VA Main Street Fund of the Separate Account
Vanguard VIF Diversified Value Account	The Vanguard VIF Diversified Value Fund of the Separate Account
Vanguard VIF International Account	The Vanguard VIF International Fund of the Separate Account

All amounts allocated to the Investment Funds shall become part of the Separate Account that the Company maintains under the designation of Mutual of America Separate Account No. 2.

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MUTUAL OF AMERICA LIFE INSURANCE COMPANY
320 PARK AVENUE NEW YORK NY 10022-6839 • 212 224 1600
(hereafter called the “Company”)

As of the Effective Date of this Contract, this rider is made a part of the Contract to which it is attached.

The following provision is added to the Contract:

Direct Rollover

(a)       Election

Except as provided below, any Distributee who is entitled to an Eligible Rollover Distribution from this Contract may elect to forego receipt of any portion of that distribution and direct the Plan Administrator to pay such amount on his behalf to an Eligible Retirement Plan as a Direct Rollover. However:

(i)        Forms. An election to have all or a part of an Eligible Rollover Distribution paid as a Direct Rollover must be made in writing on a form provided by the Company.

(ii)       Small Distributions. No portion of a Distributee’s Eligible Rollover Distribution may be paid as a Direct Rollover unless that distribution, plus all other Eligible Rollover Distributions payable to that Distributee during the same calendar year, may be reasonably expected to have a total value of at least $200.

(iii)      Partial Rollovers. No amount less than $500 may be paid as a Direct Rollover unless it represents the total value of an Eligible Rollover Distribution.

(iv)     Single Eligible Retirement Plan. All Direct Rollovers attributable to the same Eligible Rollover Distribution must be paid to the same Eligible Retirement Plan.

(b)       Notice

Any Distributee who is entitled to an Eligible Rollover Distribution from this Contract shall be notified of his right to have it paid to an Eligible Retirement Plan on his behalf as a Direct Rollover. This notice shall be provided in writing by the Company. If an Eligible Rollover Distribution is payable in the form of a non-periodic payment, this notice shall be provided at least 30 days, but not more than 90 days, before that payment is made. If a series of periodic Eligible Rollover Distributions is payable, this notice shall be provided at least 30 days, but not more than 90 days, before the first payment is made and at least once every calendar year thereafter, until payments cease. However, an Eligible Rollover Distribution may be paid less than 30 days after the Distributee has been notified of his Direct Rollover rights if the Distributee so elects.

(c)       Definitions

For the purpose of this provision, the following terms have the following meanings:

(i)        “Direct Rollover” means the payment by the Company of all or a part of an Eligible Rollover Distribution to an Eligible Retirement Plan selected by the Distributee.

(ii)       “Distributee” means any of the following payees:

(1)       a Participant; or

(2)       a former Participant; or

(3)       the surviving spouse of a Participant or former Participant; or

(4)       a spouse or former spouse of a Participant or former Participant who is entitled to a distribution from this Contract under a qualified domestic relations order, as defined in Internal Revenue Code Section 414(p).

(iii)      “Eligible Retirement Plan” means a retirement plan that is permitted to accept a Direct Rollover on behalf of a Distributee. If the Distributee is the surviving spouse of a Participant or former Participant, an Eligible Retirement Plan means an

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individual retirement arrangement described in Section 408 of the Code. For all other Distributees, an Eligible Retirement Plan means any of the following plans:

(1)       an individual retirement arrangement described in Section 408 of the Code; or

(2)       a defined contribution plan that is a tax-deferred annuity plan described in Section 403(b) of the Code.

(iv)     “Eligible Rollover Distribution” means any distribution of all or a part of a Distributee’s benefit under this Contract payable on or after January 1, 1993 except any of the following distributions:

(1)       any distribution that is one of a series of substantially equal periodic payments payable no less frequently than annually over the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and his beneficiary; or

(2)       any distribution that is one of a series of substantially equal periodic payments payable no less frequently than annually over a specified period of 10 years or longer; or

(3)       any distribution that is required under Section 401(a)(9) of the Code; or

(4)       any distribution that is a corrective distribution made according to IRS regulations to cure any excess contribution; or

(5)       any portion of any distribution that is not includible in the gross income of the Distributee (except net realized appreciation described in Section 402(e)(4) of the Code); or

(6)       any distribution made after 1998 which is made on account of Hardship, as defined in the Contract; or

(7)       any other distribution designated by the Commissioner in regulations, revenue rulings, notices and other guidance of general applicability.

/s/ Kevin Brady
Vice President

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MUTUAL OF AMERICA LIFE INSURANCE COMPANY
320 PARK AVENUE NEW YORK NY 10022-6839 • 212 224 1600
(hereafter called the “Company”)

Group Annuity Contract TDA-1998 between the Company and the Contract Holder is hereby amended, as of the Effective Date of the Contract, as follows:

1.         The following paragraphs are added to Section 4.12:

Subject to at least 31 days advance written notice to the Contract Holder, the Company reserves the right to change the table of rates appearing in Section 7 and the guaranteed monthly annuity benefits appearing in Section 8 (which are based upon the table of rates) for contributions made under the Contract after the effective date of such change. Any contributions that were made prior to the effective date of such change, and any earnings thereon, would continue to be covered under the table of rates in effect at the time those contributions were made or, if more favorable for the Participant, under the Company’s rates then in effect for the class of group annuity contracts to which this Contract belongs.

No change pursuant to this Section 4.12 shall apply to annuity benefits that became payable under this Contract before such change.

2.         The first sentence of Section 6.1 is changed to read:

This Contract, the application therefor and any amendments now attached or later added, constitute the entire contract between the parties.

/s/ Kevin Brady
Vice President

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MUTUAL OF AMERICA LIFE INSURANCE COMPANY
320 PARK AVENUE NEW YORK NY 10022-6839 • 212 224 1600
(hereafter called the “Company”)

The TDA series of Group Annuity Contracts are hereby amended, effective as of July 1, 2000, as follows:

1.                          Paragraph (c) of the Effects of Discontinuance subsection is replaced with the following:

The Contract Holder may elect, by written notice to the Company, that the amounts in the Investment Accounts be paid to a trustee or insurance company designated in such notice. If such election is made, and provided the Contract Holder has furnished the Company with a certified copy of a resolution of the Employer’s board of directors or other governing body authorizing the transfer to the designated trustee or insurance company and the Company receives an individual release from Participants, former Participants or beneficiaries, then the Company shall, subject to the last sentence of Section 3.5, withdraw from the Investment Accounts held on behalf of such persons the amounts therein at the time of withdrawal and, upon such withdrawal, pay amounts so withdrawn to the designated trustee or insurance company. The withdrawal and transfer will be made no later than the date that is 90 days after receipt by the Company of the written notice from the Contract Holder electing such transfer provided the Contract Holder has furnished the Company any information necessary to effect the transfer, including individual releases, or a later transfer date if requested by the Contract Holder.

Amounts will continue to be held in the Investment Accounts with respect to persons for whom the Company has not received individual releases.

If the Contract Holder does not elect to transfer the amounts in the Investment Accounts to a trustee or insurance company, such amounts will continue to be held in the Investment Accounts according to the provisions of the Contract.

/s/ Kevin Brady
Vice President

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